Exhibit 99.1

Investor Relations: Doug Miller Synplicity Inc. 408/215-6000 ir@synplicity.com	Public Relations: Steve Gabriel Porter Novelli 408/369-1500 steve.gabriel@porternovelli.com

SYNPLICITY PROMOTES GARY MEYERS TO PRESIDENT AND COO

SUNNYVALE, Calif., August 20, 2004 — Synplicity Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced the promotion of Gary Meyers to president and chief operating officer. In this newly created role, in addition to continuing to manage worldwide sales, Meyers will also be responsible for Synplicity’s marketing and engineering functions. Meyers will continue to report to Bernie Aronson, Synplicity’s chief executive officer. The promotion is effective immediately.

Meyers has over 17 years of experience in the electronic design automation (EDA) and semiconductor industries. He has served as vice-president, worldwide sales for Synplicity for nearly five years, guiding the company’s revenue growth from $5 million to over $50 million in revenues. Prior to Synplicity, Meyers served in various management roles at LSI Logic Corporation, including director of marketing and major accounts sales manager. Meyers began his career as an ASIC designer at TRW (now Northrop Grumman) in Redondo Beach, Calif. Meyers holds an MBA from UCLA and a Bachelor of Science in Electrical Engineering from the University of Maryland, graduating Summa Cum Laude.

“Gary has consistently achieved success at Synplicity, enabling us to demonstrate solid growth,” said Aronson. “He has gained the trust and respect of our employees, partners and customers. I have great confidence that he can help me lead Synplicity’s efforts to expand our product lines, extend our lead in FPGA products and gain further market acceptance in the Structured ASIC and cell-based ASIC markets. I look forward to continuing to work with Gary in his expanded role with Synplicity.”

Meyers said, “It is a pleasure to work at Synplicity, where we are 100 percent focused on making great products and providing outstanding customer support. Synplicity’s innovative technology and products provide a unique opportunity to grow the company’s market leading FPGA business and capture a leading position in the Structured ASIC market. I am honored to take on this new role of president and chief operating officer.”

Audio Webcast

Synplicity will hold a webcast on Monday, August 23, 2004 at 1:30 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. At that time, Synplicity will introduce Meyers and will discuss his responsibilities. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through December 31, 2004. For those without access to the

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Synplicity Promotes Gary Meyers to President and COO	Page 2/2

Internet, a replay of the call will be available from 5:00 p.m. Pacific on August 23, 2004 through August 30, 2004. To listen to a replay, call (719) 457-0820, access code 959504.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.